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                                                             EXHIBIT 99.2

                          PRELIMINARY PROXY MATERIALS

                      AMERICAN INDUSTRIAL PROPERTIES REIT


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be held May 10, 1994


TO THE SHAREHOLDERS OF AMERICAN INDUSTRIAL PROPERTIES REIT:


     You are cordially invited to attend a Special Meeting of Shareholders which will be held at Texas Commerce Tower, East Room -- 40th Floor, 2200 Ross Avenue, Dallas, Texas 75201, on May 10, 1994, at 9:00 a.m. Dallas time, to consider and act upon the following matters:


       (1) The adoption and approval of the Merger Agreement and the merger thereunder of the Trust with and into a Maryland corporation which is a wholly-owned subsidiary of the Trust.

       (2) Such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

     Only holders of record of Shares of Beneficial Interest of the Trust on March 4, 1994 will be entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING
REGARDLESS OF THE NUMBER OF SHARES OF BENEFICIAL INTEREST YOU HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES OF BENEFICIAL INTEREST IN PERSON.

                               BY ORDER OF THE TRUST MANAGERS



                               _________________________
                               Charles W. Wolcott
                               President and Chief Executive Officer

6220 N. Beltline
Suite 205
Irving, TX 75063
(214) 550-6053
              , 1994